Exhibit 2.3.2
Execution Version
AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT
     THIS AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of October 24, 2007, by and among West Oklahoma PVF Company, a Delaware corporation (“Buyer”), Red Man Pipe & Supply Co., an Oklahoma corporation (the “Company) and Craig Ketchum (the “Representative”), as Representative of the Shareholders. All capitalized terms used in this Amendment which are not otherwise defined herein are used with the same meaning attributed to such capitalized terms in the Stock Purchase Agreement (as defined below).
WITNESSETH:
     WHEREAS, Buyer, the Company and the holders of all outstanding shares of stock of the Company listed on Schedule 1 thereto (each a “Shareholder” and, collectively, the “Shareholders”), McJ Holding LLC, a Delaware limited liability company (for purposes of Sections 2.3(c) and 10.4 only) and the Representative are parties to that certain Stock Purchase Agreement dated July 6, 2007 (the “Stock Purchase Agreement”);
     WHEREAS, pursuant to the letter attached hereto as Annex 1, the Company is giving certain participants in the Company Retirement Plan the ability to elect to receive, prior to Closing, a distribution (the “Distribution”) of shares of Company Stock from the Company Retirement Plan (the participants who elect to receive a Distribution, the “Electing Participants”);
     WHEREAS, as a condition precedent to receiving the Distribution, each Electing Participant will be required to sign a joinder agreement (a “Joinder Agreement”), in the form attached hereto as Annex 2, whereby each Electing Participant will agree to become a party to the Stock Purchase Agreement as a “Shareholder” and a “Plan Shareholder”; and
     WHEREAS, Buyer and the Representative desire to amend and waive certain provisions of the Stock Purchase Agreement, solely to the extent necessary to permit the Distribution and the execution of the Joinder Agreement in connection therewith, as hereinafter more particularly set forth.
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
1. Amendments to Stock Purchase Agreement.
     1.1. Article I of the Stock Purchase Agreement is hereby amended as follows:
     (a) The definition of “Ancillary Documents” is hereby amended and restated in its entirety as follows:

“Ancillary Documents” means each agreement, certificate or other instrument executed or to be executed by Buyer, the Company and/or any Shareholder in connection with this Agreement, including the Escrow Agreement, the Holdback Escrow Agreement, the Employment Agreements, the Contribution Agreement, the Non-Compete Agreement and the letter agreement dated on or about the date hereof between the Ketchum Entities and GS Capital Partners V Fund, L.P. and affiliated funds.
     (b) The following definition is hereby added immediately after the definition of “Debt Financing Commitment”:
“Distribution” means the distribution of shares of Company Stock to the Plan Shareholders from the Company Retirement Plan pursuant to the election made by the Plan Shareholders in accordance with the letter attached hereto as Annex 1.
     (c) The following definitions are hereby added immediately after the definition of “Hazardous Substances”:
“Holdback Escrow Account” means the escrow account established pursuant to the Holdback Escrow Agreement.
“Holdback Escrow Agreement” means the escrow agreement to be entered into on the Closing Date among the Representative, Buyer and the Escrow Agent, to be mutually agreed upon between the Representative and Buyer and which shall be substantially similar to Escrow Agreement.
“Holdback Percentage” means, with respect to each Plan Shareholder, 20%, plus the applicable state withholding tax rate.
     (d) The definition of “Non-Plan Shareholders” is amended and restated in its entirety as follows:
“Non-Plan Shareholders” means each of the Shareholders other than the Company Retirement Plan, the Plan Shareholders and T. Wayne Windham.
     (e) The following definitions are hereby added immediately after the definition of “Person”:
“Plan Shareholder Holdback Release Date” means, with respect to each Plan Shareholder, the later of (i) the expiration of all applicable statutes of limitations for the Company Retirement Plan’s taxable year ending December 31, 2007 and (ii) the expiration of all applicable statutes of limitations for such Plan Shareholder’s 2007 taxable year; provided, however, that, if the

Company agrees to extend the statute of limitations with respect to the Company Retirement Plan’s taxable year ending December 31, 2007 without the consent of the Representative, such consent not to be unreasonably withheld, or if the Company fails to timely file IRS Form 945 (or other applicable form, if any such form is required to be filed) for the 2007 taxable year, then the Plan Shareholder Holdback Release Date with respect to each Plan Shareholder shall be the later of (x) the expiration of all applicable statutes of limitations for such Plan Shareholder’s 2007 taxable year and (y) April 15, 2011. Notwithstanding the foregoing, if a Plan Shareholder, the Company Retirement Plan, the Company, or McJ Holding or any of its Subsidiaries has been notified by the IRS or any other Governmental Entity that the tax treatment of the Distribution to such Plan Shareholder may be subject to challenge by the IRS or any other Governmental Entity, then the Plan Shareholder Holdback Release Date shall not be prior to the date on which such challenge has been finally resolved and any tax, interest or penalties due and owing as a result of such challenge have been fully paid to the appropriate Governmental Entity.
“Plan Shareholders” means each person who signs a Joinder Agreement substantially in the form attached hereto as Annex 2. (For avoidance of doubt, T. Wayne Windham is not a “Plan Shareholder” as so defined.)
     1.2. Section 6.12 of the Stock Purchase Agreement is hereby amended to add the following at the end thereof:
On or prior to the Closing, the Plan Shareholders shall cause the Representative to execute and deliver, and Buyer shall execute and deliver, the Holdback Escrow Agreement.
     1.3. The last sentence of Section 6.17 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:
“The Parties acknowledge and agree that Consolidated Investment Services, Inc., the Company Retirement Plan, Louie Leflore, T. Wayne Windham and the Plan Shareholders shall not be entitled to become Continuing Shareholders and shall not be entitled to contribute any shares of Company Stock to McJ Holding pursuant to the Contribution Agreement.”
     1.4. The following is hereby added immediately after Section 6.18 of the Stock Purchase Agreement:
“6.19. Plan Shareholder Holdback. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Article II and

Section 6.17 for each Plan Shareholder: (a) at the Closing, an amount equal to such Plan Shareholder’s respective Holdback Percentage multiplied by all amounts to be paid to the Representative on behalf of such Plan Shareholder pursuant to Section 2.3(a)(ii) and Section 2.3(c)(i)(A) shall instead be deposited into the Holdback Escrow Account and not distributed to the Plan Shareholders, (b) an amount equal to such Plan Shareholder’s respective Holdback Percentage multiplied by all amounts to be paid to the Representative on behalf of such Plan Shareholder out of the Escrow Account pursuant to Section 2.3(c)(i)(B) or Section 2.3(c)(ii)(A) shall instead be deposited into the Holdback Escrow Account and not distributed to the Plan Shareholders and (c) an amount equal to such Plan Shareholder’s respective Holdback Percentage multiplied by all amounts to be paid to the Representative on behalf of such Plan Shareholder pursuant to Section 6.14 shall instead be deposited into the Holdback Escrow Account and not distributed to the Plan Shareholders. Buyer and the Representative will instruct the Escrow Agent to pay to Buyer or the Company (or any of their Affiliates) the amounts held in the Holdback Escrow Account pursuant to this Section 6.19 to the extent that Buyer or the Company (or any of their Affiliates) becomes obligated to pay any applicable tax, interest and/or penalties to the IRS or any other Governmental Entity in respect of the distribution of shares of Common Stock to any Plan Shareholder in the Distribution. On the applicable Plan Shareholder Holdback Release Date for a Plan Shareholder, Buyer and the Representative shall instruct the Escrow Agent to distribute to the Representative, on behalf of such Plan Shareholder, an amount (if any) equal to the amount held in the Holdback Escrow Account pursuant to this Section 6.19 with respect to such Plan Shareholder, less any amounts distributed or required to be distributed from the Holdback Escrow Account to Buyer, the Company (or any of their Affiliates) pursuant to the immediately preceding sentence with respect to the distribution of shares of Common Stock to such Plan Shareholder in the Distribution.
     1.5. Section 7.3 of the Stock Purchase Agreement is hereby amended by adding the following immediately after clause (m) thereof:
(n) Holdback Escrow Agreement. The Holdback Escrow Agreement shall have been executed and delivered by the Representative (on behalf of the Shareholders) and the Escrow Agent.
     1.6. Section 10.14(b) of the Stock Purchase Agreement is hereby amended by adding the following at the end thereof:
Without limiting the generality of the foregoing, the Representative is hereby authorized (i) to receive any payment owing to the Plan Shareholders pursuant to Section 6.19, (ii) to execute the Holdback Escrow Agreement on behalf of the Plan Shareholders, and (iii) to take all actions on behalf of the Plan Shareholders in connection with any actions taken or to be taken under Section 6.19. The Representative and the Plan Shareholders hereby agree that any amounts disbursed out of the Holdback Escrow Account to the Representative pursuant to the terms of Section 6.19 and/or the Holdback Escrow Agreement shall be distributed by the Representative to the Plan Shareholders in accordance with Schedule 1 and Exhibit B, as applicable.
     1.7. Annex 1 and Annex 2 to this Amendment are hereby added as Annex 1 and Annex 2 to the Stock Purchase Agreement, respectively.
2. Schedule 1 and Exhibit B. Schedule 1 and Exhibit B to the Stock Purchase Agreement will be amended to add, as Shareholders and Plan Shareholders, those persons who become Electing Participants.
3. Acceptance of Joinder. Buyer, the Company and the Representative (on behalf of the Shareholders) accept the Joinder Agreements to be entered into by each Electing Participant, and agree that upon execution of a Joinder Agreement each Electing Participant shall become a “Shareholder” and a “Plan Shareholder” under the Stock Purchase Agreement, in each case entitled to all the rights and benefits of such a party under the Stock Purchase Agreement (and bound by and subject to the terms and conditions thereof), as if a signatory directly thereto.
4. Limited Waiver; Full Force and Effect of the Stock Purchase Agreement. Buyer, the Company and the Representative (on behalf of the Shareholders) hereby waive any and all breaches of representation, warranty and covenant of the Shareholders or the Company set forth in the Stock Purchase Agreement, in each case solely to the extent necessary to permit without breach the Distribution and the execution and delivery of the Joinder Agreement and the Holdback Escrow Agreement. The waiver set forth in the immediately preceding sentence shall not be deemed to extend to any prior or subsequent default or breach or affect in any way any rights arising by virtue of any such prior or subsequent occurrence and the parties hereto do not waive any right that they may have under the Stock Purchase Agreement. Except as expressly set forth herein, the parties make no amendment, alteration or modification of the Stock Purchase Agreement. Except as expressly set forth herein, the Stock Purchase Agreement shall remain in full force and effect.
5. Applicability of Article X of the Stock Purchase Agreement. The provisions of Article X of the Stock Purchase Agreement shall apply to this Amendment as if such provisions were part of this Amendment.
[The next page is the signature page]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

RED MAN PIPE & SUPPLY CO.
By:	/s/ CRAIG KETCHUM
	Name:	Craig Ketchum
	Title:	President and CEO

WEST OKLAHOMA PVF COMPANY
By:	/s/ F.T. GRAFF JR.
	Name:	F.T. Graff Jr.
	Title:	Secretary

CRAIG KETCHUM, as Representative
/s/ CRAIG KETCHUM